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                                                                    EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
InnerDyne, Inc.


    We consent to incorporation by reference in the Amendment No. 1 to the registration statement on Form S-4 (File No. 333-48180) of Tyco
International Ltd. of our reports dated January 20, 2000, related to the balance sheets of InnerDyne, Inc. as of December 31, 1999 and 1998 and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and related schedule, which reports appear in the December 31, 1999 annual report on Form 10-K of InnerDyne, Inc., and the reference to our firm under the heading "Experts" in the registration statement.


                                        /s/ KPMG LLP

Salt Lake City, Utah
October 16, 2000